Exhibit 99.1

Cohu Reports Second Quarter 2005 Operating Results;
Orders Rise 60%; Dividend Increased

POWAY, Calif., July 20, 2005 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $51.8 million for the second quarter ended June 25, 2005 compared to $47.3 million for the second quarter ended June 30, 2004 and $44.4 million for the first quarter of 2005. Net income for the second quarter of 2005 was $5.6 million or $0.25 per share compared to net income of $6.9 million or $0.32 per share for the second quarter of 2004 and net income of $6.5 million or $0.30 per share for the first quarter of 2005. During the quarter ended June 25, 2005, deferred profit increased $3.0 million as a result of increased revenue deferrals.

Net sales for the first six months of 2005 were $96.2 million with net income of $12.1 million and net income per share of $0.55 compared to net sales of $83.3 million with net income of $9.0 million and net income per share of $0.41 for the first six months of 2004. The tax benefit for the six months ended June 25, 2005 includes approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005 and a reduction in the valuation allowance on deferred tax assets of approximately $1.7 million in June 2005.

Orders for the second quarter of 2005 were $71.0 million compared to $44.4 million for the first quarter of 2005. Backlog was $81.8 million at June 25, 2005 and $62.6 million at March 26, 2005. Second quarter 2005 sales of semiconductor test handling equipment accounted for 80.4% of total sales. Sales of television cameras and related equipment were 9.1% of sales and metal detection and microwave communications equipment contributed 10.5% of sales for the same period.

James A. Donahue, President and Chief Executive Officer, commented, “The $71 million in new orders for the quarter is the highest level since 2000 and an increase of 60% from the prior quarter. Orders for our high-performance thermal IC handlers were the highest ever and we saw a significant increase in orders for general purpose IC test handlers. We continue to invest in thermal technology to support expanding requirements for our advanced thermal solutions. In May we acquired certain assets, including intellectual property, technology and a new thermal product, from KryoTech, Inc. for $4.1 million.”

Cohu’s Board of Directors approved an increase in the quarterly cash dividend to $0.06 per share payable on November 4, 2005 to shareholders of record on September 9, 2005. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release, including statements concerning Cohu’s expectations of industry conditions and 2005 operations, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues in a limited number of customers; intense competition in the semiconductor test handler industry; inventory write-offs; failure to obtain customer acceptance and recognize revenue; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting its conference call on Wednesday, July 20, 2005 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three Months Ended (1)		Six Months Ended (1)
	June 25, 2005	June 30, 2004	June 25, 2005	June 30, 2004
Net sales	$51,765	$47,337	$96,161	$83,276

Cost and expenses:
Cost of sales	31,537	26,425	58,005	47,442
Research and development	7,110	6,576	13,790	12,760
Selling, general and administrative	8,517	7,230	15,824	14,090

	47,164	40,231	87,619	74,292

Income from operations	4,601	7,106	8,542	8,984
Interest income	890	336	1,580	956

Income before income taxes	5,491	7,442	10,122	9,940
Income tax provision (benefit) (2)	(100)	500	(2,000)	900

Net income	$5,591	$6,942	$12,122	$9,040

Income per share:
Basic	$0.26	$0.32	$0.56	$0.42
Diluted	$0.25	$0.32	$0.55	$0.41

Weighted average shares used in computing income per share:
Basic	21,704	21,484	21,669	21,452
Diluted	22,204	21,978	22,156	22,026

(1) As a result of a fiscal year end change, both three-month periods contain 13 weeks while the six-month periods are comprised of 25 weeks in

2005 and 26 weeks in 2004.

(2) The tax benefit for the six months ended June 25, 2005 includes (a) approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005 and (b) a reduction in the valuation allowance on deferred tax assets of approximately

$1.7 million in June 2005.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	June 25, 2005	December 31, 2004

Assets:

Current assets:
Cash and investments	$117,137	$116,511
Accounts receivable	40,058	32,744
Inventories	41,202	41,515
Deferred taxes and other	21,553	19,906

	219,950	210,676
Property, plant & equipment, net	31,757	31,121
Other assets, primarily goodwill	11,737	8,971

Total assets	$263,444	$250,768

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$12,632	$9,651
Other current liabilities	24,898	26,532

	37,530	36,183
Deferred taxes and other noncurrent liabilities	6,133	6,473
Stockholders’ equity	219,781	208,112

Total liabilities & equity	$263,444	$250,768

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106